EXHIBIT 99.2

BEFORE THE DEPARTMENT OF INSURANCE

STATE OF NEBRASKA

STATE OF NEBRASKA	)
DEPARTMENT OF INSURANCE,	)
	)	ORDER OF SUPERVISION AND
PETITIONER,	)	LIST OF REQUIREMENTS TO
	)	ABATE SUPERVISION
vs.	)	NOTICE OF HEARING
)
ACCEPTANCE INSURANCE	)	CAUSE NO.: C-1358
COMPANY	)
)
RESPONDENT.	)

The duly appointed and qualified Director of Insurance for the State of Nebraska, L. Tim Wagner, (“Director”), acting under the authority of Neb. Rev. Stat. §44-4801, and §44-4809 et al (Reissue 1998), and, being fully advised in the premises, hereby finds, orders and concludes as follows:

FINDINGS OF FACT

1. Acceptance Insurance Company (“Acceptance”) is a Nebraska domestic property and casualty insurance company organized under the laws of Nebraska and authorized to do the business of insurance in Nebraska and various other jurisdictions. Acceptance’s home office is 535 West Broadway, Council Bluffs, IA 51503.

2. Neb. Rev. Stat. §44-4809(2), of the Insurers Supervision, Rehabilitation, Liquidation Act provides that the Director may issue an order of supervision in the event an insurer is in hazardous financial condition.

3. Based upon examination financial statements of Acceptance, including those statements filed with the Department on November 21, 2002, the Director, has reasonable cause to believe that Acceptance is in hazardous financial conditions as defined in Nebraska Insurance Regulations, specifically, Title 210, Nebraska Administrative Code, Chapter 55, section 4.06.

Pursuant to said regulation, hazardous financial condition exists when an insurer’s operating loss in the preceding twelve month period is greater than 50% of its remaining surplus as regards policyholders.

4. Acceptance’s policyholder surplus for year ending December 31, 2001, was $73,695,587. Acceptance’s policyholder surplus, as of September 30, 2002, declined substantially, to $39,790,284, due in part, to a surplus note of $20,000,000, from American Growers Insurance Company that is a nonadmitted asset of Acceptance. This constitutes a reduction in policyholder surplus which is in excess of 50% in a nine month period, constituting a financial condition which renders the continuation of Acceptance’s business hazardous to the public and its insureds.

CONCLUSIONS OF LAW

1. The State of Nebraska Department of Insurance has jurisdiction over the subject matter and over Acceptance Insurance Company.

2. Grounds exist for placing Acceptance under supervision pursuant to Neb. Rev. Stat. §44-4809(2)(a)(i).

ORDER OF SUPERVISION

NOW, THEREFORE, it is hereby ordered by the Director that:

1. Acceptance is immediately placed under an Order of Supervision pursuant to Neb. Rev. Stat. §44-4809(2)(a)(i).

2. David Krumm, Chief Examiner of the Nebraska Department of Insurance, is appointed Supervisor. The Supervisor may appoint one or more Deputy Supervisors who shall have all powers and responsibilities granted by law, and expressly Neb. Rev. Stat. §44-4801, 44-4809 et al.

3. Acceptance shall pay all costs incurred by the Supervisor and any Deputy Supervisors in overseeing the operations of Acceptance.

4. During the period of supervision, Acceptance shall not undertake, engage in, commit to initiate, accept or renew any insurance business. Moreover, Acceptance shall not commit to, initiate or continue activity beyond those that are routine in the day-to-day conduct of its run-off business, without the prior approval of the Director or Supervisor. The routine, day-to-day conduct of Acceptance’s run-off business includes but is not limited to: (a) defending Acceptance and persons insured or claiming to be insured by Acceptance against claims arising from or related to insurance policies previously issued by Acceptance; (b) settling or otherwise resolving or attempting to adjust and resolve such claims; (c) engaging, directing, discharging and compensating counsel with respect to such claims; and (d) paying settlements or judgments with respect to such claims.

The routine, day-to-day conduct of Acceptance’s run-off business also includes but is not limited to: (a) submitting information to reinsurers with respect to Acceptance’s reinsured losses and loss adjustment expenses; (b) advising reinsurers of all sum due to Acceptance under their respective reinsurance contracts and treaties with Acceptance; and (c) taking all actions necessary and appropriate to recover all sums due to Acceptance from reinsurers. In addition, no less often than once each month Acceptance will report to the Supervisor the identity and domiciliary state of each Acceptance reinsurer whose actions, including but not limited to failure to timely pay reinsurance balances, appear to constitute either a material breach of its contract or treaty with Acceptance, or a reasonable basis for concluding the reinsurer is failing to perform its contract or treaty with Acceptance in a manner consistent with the reinsurer’s obligations of good faith and fair dealing. The following activities, to the extent not necessary for the adjusting and payment of losses and expenses associated with claims adjusting, are understood to be outside the routine day-to-day conduct of Acceptance’s run-off business, and, in no event shall Acceptance engage in, undertake or initiate the following activities without the prior approval of the Director or Supervisor:

(a)	Dispose of, convey or encumber any of its assets or its business in force;

(b)	Withdraw any funds from any of its bank accounts;

(c)	Lend any of its funds;

(d)	Invest any of its funds;

(e)	Transfer any of its property;

(f)	Incur any debt, obligation, or liability;

(g)	Merge or consolidate with another company;

(h)	Enter into any new reinsurance contract or treaty;

(i)	Terminate, surrender, forfeit, convert, or lapse any insurance policy, certificate, or contract except for nonpayment of premiums due;

(j)	Release, pay, or refund premium deposits, accrued cash or loan values, unearned premiums, or other reserve on any insurance policy, certificate, or contract;

(k)	Make any material change in management; or

(l)	Increase salaries and benefits of officers or directors or make any preferential payment of bonuses, dividends, or other payments deemed preferential.

5. Nothing in this order shall preclude the Director from taking further immediate action as deemed in the best interest of Acceptance’ policyholders and the public including commencement of further legal proceedings if and as necessary.

6. Nothing in this order shall preclude Acceptance from requesting a hearing on this Order pursuant to Neb. Rev. Stat. §44-4809(6)(a). However, the request for a hearing shall not stay the effect of this order as expressly provided by law.

LIST OF REQUIREMENTS TO ABATE SUPERVISION AND NOTICE OF HEARING

The Director hereby notifies Acceptance that it shall convene and conduct a hearing in no less than 60 days to determine whether Acceptance has complied with the following conditions as set forth in this Order. Those conditions are as follows:

1.	Acceptance is possessed of the minimum surplus and capital stock required by insurance laws;

2.	Acceptance has filed a risk-based capital plan and all necessary adjustments thereto if requested by the Director or Supervisor;

3.	Acceptance has filed periodic reports and monthly financial statements in the form and upon the dates requested by the Director or Supervisory; and,

4.	Acceptance’ continued operation will not be hazardous to the public or holders of its policies or certificates.

Should the Director find after hearing that Acceptance has failed to comply with any of the requirements set out above or has committed acts or is in the status or condition prohibited by Chapter 44 of Nebraska Revised Statutes, he may enter an Order applying the remedies and sanctions authorized by that Chapter or take such other action as he deems appropriate which is authorized by law.

Dated and effective this 20th day of December, 2002.

/s/ L. TIM WAGNER
L. Tim Wagner Director Nebraska Department of Insurance

CERTIFICATE OF SERVICE

I hereby certify that a true and correct copy of the foregoing Order of Supervision and List of Requirements to Abate Supervision and Notice of Hearing was served upon John E. Martin, President, Acceptance Insurance Company, 535 West Broadway, Council Bluffs, IA 51503, on this              day of December 2002, by certified U.S. Mail, postage prepaid.

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